Exhibit 10.2

JDS UNIPHASE CORPORATION

2008 CHANGE OF CONTROL BENEFITS PLAN

1. Introduction.

This JDS Uniphase Corporation (“Company”) Change of Control Benefits Plan (the “Plan”) was established effective as of September 1, 2008 (the “Effective Date”) and amended on August 10, 2011, March 20, 2013 and September 5, 2014.

(a) Purpose. The purpose of the Plan is to describe eligibility for certain benefits for Eligible Executives (as defined below) whose employment is terminated in connection with a Change of Control or Spin-Off (each as defined below).

(b) Effect. This Plan supersedes and replaces any prior policies or practices of Company or any of its subsidiaries or affiliated companies that relate to severance payments or vesting acceleration with respect to stock options, restricted stock units, performance units, or any other securities or similar incentives of Company in connection with a change of control or spin-off (as defined in any such agreements or arrangements) of Company with respect to Eligible Executives. Any such policies or procedures, to the extent they relate to severance payments or vesting acceleration with respect to options of Company in connection with a change of control or spin-off, are hereby rescinded and shall no longer have any force or effect to the extent such policies or procedures apply to Eligible Executives. Notwithstanding the foregoing, this Plan is subordinated to any individual written (i) severance benefit agreement, (ii) change of control or spin-off severance agreement, or (iii) employment agreement that provides for severance benefits in existence as of the Effective Date between any Eligible Executive and Company.

2. Definition of Terms. The following capitalized terms used in this Plan shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Eligible Executive’s duties to Company and Employer; (ii) a material and willful violation of any federal or state law by an Eligible Executive that if made public would injure the business or reputation of Company or Employer; (iii) refusal or willful failure by an Eligible Executive to comply with any specific lawful direction or order of Company or Employer or the material policies and procedures of Company or Employer, including but not limited to the JDS Uniphase Corporation Code of Business Conduct and the Inside Information and Securities Transactions policy, as well as any obligations concerning proprietary rights and confidential information of Company or Employer; (iv) conviction (including a plea of nolo contendere) of an Eligible Executive of a felony, or of a misdemeanor that would have a material adverse effect on Company’s or Employer’s goodwill if such Eligible Executive were to be retained as an employee of Company or Employer; or (v) substantial and continuing willful refusal by an Eligible Executive to perform duties ordinarily performed by an employee in the same position and having similar duties as such Eligible Executive; in each case as reasonably determined by the Board of Directors of Company or Employer or the successor to Company or Employer (the “Board of Directors”).

(b) Change of Control. “Change of Control” shall mean the occurrence of one or more of the following with respect to Company:

(i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of Company that, together with stock of Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of Company entitled to vote generally in the election of the members of Company’s Board of Directors;

(ii) a merger or consolidation in which Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 19340), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned common stock immediately prior to such merger or consolidation and (B) the members of the Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors immediately after such merger or consolidation;

(iii) any reverse merger in which Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Common Stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors immediately after such reverse merger; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of Company (other than a sale, transfer or other disposition to one or more subsidiaries of Company).

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code (including any applicable final, proposed or temporary regulations and other administrative guidance promulgated thereunder) would become payable under this Plan by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of Company within the meaning of Section 409A.

(c) Coverage Period. “Coverage Period” with respect to an Eligible Executive shall mean the period (i) beginning (A) upon the public announcement by the Company of its intent to consummate a Change of Control or Spin-Off if, and only if, the Chief Executive Officer of the Company and the Chairperson of the Compensation Committee of the

Board of Directors has certified that the Eligible Executive’s services with the Company are no longer required or (B) otherwise upon the consummation of a Change of Control or Spin-Off and (ii) ending twelve (12) months following the consummation of such Change of Control or Spin-Off, as applicable.

(d) Disability. “Disability” shall mean a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders an Eligible Executive unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one year period. “Disabled” has a corresponding meaning.

(e) Eligible Executives. “Eligible Executives” shall mean individuals employed by Company and its subsidiaries in the United States and on a United States payroll (i) at the level of Senior Vice President (E200) or above, who either (1) hold one or more of the following positions or their functional equivalents: Chief Financial Officer, Chief Administrative Officer, Chief Legal Officer, Chief Information Officer, Chief Marketing Officer, the senior executive responsible for Human Resources, and each senior executive responsible for one or more Company reporting segment(s) (as determined with reference to Company’s financial statements, and including such senior executives responsible for business units reported under “All Other”, if any), or (2) are designated in writing by the Chief Executive Officer as being an Eligible Executive, subject to subsequent review and ratification by the Compensation Committee of the Board of Directors at its discretion; or (ii) at the level of Vice President (E100) or above, who report to the Chief Executive Officer and hold the position, or functional equivalent of, Executive Operations and Strategy. An individual who becomes an Eligible Executive shall remain an Eligible Executive following a Spin-Off if such individual remains an employee of an Employer.

(f) Employer. “Employer” shall mean each entity employing or formerly employing an Eligible Executive, including Company, each present and former subsidiary of the Company and each successor to Company or present or former subsidiary of Company.

(g) Good Reason. “Good Reason” shall mean an Eligible Executive’s resignation from an Employer within ninety (90) days following the occurrence of any of the following events with respect to such Eligible Executive,:

(i) without Eligible Executive’s express written consent, the significant reduction of Eligible Executive’s duties, authority, responsibilities, job title or reporting relationships relative to Eligible Executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to Eligible Executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; however, the occurrence of a Change of Control or Spin-Off shall not, in and of itself, constitute a material adverse change in Eligible Executive’s position, duties or responsibilities;

(ii) a material reduction by Employer in the base salary of Eligible Executive as in effect immediately prior to such reduction;

(iii) a material reduction by Employer in the kind or level of employee benefits, including bonuses, to which Eligible Executive was entitled immediately prior to such reduction with the result that Eligible Executive’s overall benefits package is significantly reduced;

(iv) the relocation of Eligible Executive’s principal work location to a facility or a location more than fifty (50) miles from Eligible Executive’s then present principal work location, without Eligible Executive’s express written consent; or

(v) the failure of Company or Employer to obtain agreement from any successor contemplated in Section 6 below to provide the benefits provided for in this Plan, as it exists as the time of succession.

(h) Separation from Service. “Separation from Service” means a separation from service (as such term is defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternate definitions thereunder) with Company, each present and former subsidiary of Company, and each successor to Company.

(i) Spin-Off. “Spin-Off” shall mean the closing of a transaction that results in assets of the Company representing at least fifty percent (50%) of the assets or revenues of one or more of the Company’s operating segments, as reported in the Company’s annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the last full fiscal year, being separated from the Company’s business (i) as a separately held subsidiary that is not wholly owned by the Company, (ii) through a dividend or other similar distribution to the Company’s stockholders in one or more transactions in any rolling twelve calendar month period, or (iii) through a sale, transfer or other disposition.

(j) Termination Date. “Termination Date” shall mean the date of an Eligible Executive’s Separation from Service.

3. Eligibility for Severance and Other Benefits. Eligible Executives will receive the benefits described herein under the following circumstances:

(a) Termination in Connection with a Change of Control or Spin-Off. In the event of an Eligible Executive’s Separation from Service either by Employer without Cause or by such Eligible Executive for Good Reason at any time during the Coverage Period applicable to a Change of Control or Spin-Off, then, conditioned upon the Eligible Executive’s execution and delivery of a release of claims against Company, Employer and related parties that releases Company, Employer and such parties from any claims whatsoever arising from or related to the Eligible Executive’s employment relationship with Employer, including the termination of that relationship, in a form reasonably acceptable to Employer and Eligible Executive, and provided that any statutory revocation period has expired without release having been revoked on or before the sixtieth (60th) day following the Termination Date (the “Release Effective Date”), the Eligible Executive will receive the following:

(i) Eligible Executive’s right, title and entitlement to any and all unvested stock options, restricted stock units, performance units, or any other securities or similar incentives that have been granted or issued to Eligible Executive as of the Termination Date by Company or Employer (A) that are subject to time-based vesting conditions shall automatically be accelerated in full so as to become immediately and completely vested, and (B) that are subject to performance-based vesting conditions with a “target” achievement level shall automatically be accelerated at 100% of such “target” achievement level so as to become immediately and completely vested and fully exercisable. Such acceleration of vesting and exercisability shall be effective upon the earlier of the Release Effective Date or the consummation of the Change of Control or Spin-Off, as applicable. Notwithstanding any other provision in the relevant equity incentive plan and/or notice of grant and grant agreement to the contrary, all stock options shall remain fully exercisable for the shorter of (a) two (2) years from the Termination Date, or (b) the remaining term of the stock option as provided in the relevant notice of grant and grant agreement. In all other respects, Eligible Executive’s securities shall continue to be subject to the terms of the applicable equity incentive plan notice of grant and grant agreement.

(ii) a lump sum cash payment within ten (10) days following the earlier of the Release Effective Date or the consummation of the Change of Control or Spin-Off, as applicable, in an amount equal to two (2) years’ salary at the Eligible Executive’s base salary rate as of the Termination Date (without taking into account any reduction in base salary that could trigger Eligible Executive’s resignation for Good Reason), less applicable withholding taxes or other withholding obligations of Employer and less any amounts to which Eligible Executive is otherwise entitled under any statutory or Employer long or short term disability plan; and

(iii) if Eligible Executive elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Separation from Service, payment of the full monthly cost of such benefits (either directly to Eligible Executive or to the appropriate carrier or administrator at Employer’s election) for the lesser of (a) a period of twelve (12) months following the earlier of the Termination Date or the consummation of the Change of Control or Spin-Off, as applicable, or (b) until such time as Eligible Executive becomes ineligible for continued benefits under COBRA (the period of such payments the “COBRA Payment Period”), provided that, in the event Employer determines, in its sole discretion, that the payment of the COBRA premiums pursuant to this subsection would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer, in its sole discretion, may elect to instead pay such Eligible Executive on or before the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Additional Severance Payment”), for the remainder of the COBRA payment period. Such Eligible Executive may, but is not obligated to, use such Additional Severance Payment toward the cost of COBRA premiums.

(b) Voluntary Resignation; Termination for Cause. If an Eligible Executive’s employment terminates by reason of voluntary resignation (which is not for Good Reason), or if an Eligible Executive is terminated for Cause, then such Eligible Executive shall not be entitled to receive any benefits under Section 3(a) of this Plan.

(c) Disability. If an Eligible Executive suffers from a Disability, Employer may terminate such Eligible Executive’s employment to the extent permitted by law and, if such Separation from Service occurs within twelve (12) months following a Change of Control or a Spin-Off, Employer will then pay to that Eligible Executive the compensation set forth in Section 3(a) of this Plan.

(d) Death. If an Eligible Executive’s employment is terminated due to the death of such Eligible Executive within twelve (12) months following a Change of Control or Spin-Off, then the compensation set forth in Section 3(a) of this Plan will be paid to the former Eligible Executive’s estate.

(e) Application of Section 409A. Payments and benefits that may be provided pursuant to this Plan are intended to be exempt from treatment as deferred compensation subject to Section 409A of the Code by reason of the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding any inconsistent provision of this Plan, to the extent Employer determines in good faith that (a) one or more of the payments or benefits received or to be received by an Eligible Executive pursuant to this Plan in connection with such Eligible Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that the Eligible Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Eligible Executive’s incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after the Eligible Executive’s Separation from Service. Employer will revise any applicable provisions of this Plan to maintain to the maximum extent practicable the original intent of the applicable Plan provisions without violating the provisions of Section 409A of the Code, if Employer deems such revisions necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such revisions shall not result in a reduction of the aggregate amount of payments or benefits under this Plan.

(f) Termination Not in Connection With a Change of Control or Spin-Off. In the event an Eligible Executive’s employment terminates for any reason or no reason, whether on account of Disability, death, or otherwise, on a date that is not within the Coverage Period with respect to a Change of Control or Spin-Off, then such Eligible Executive shall not be entitled to receive severance or any other benefits under Section 3(a) of this Plan.

(g) Coordination with Other Change of Control Benefits, Spin-Off, Severance Benefits or Debts. If an Eligible Executive is entitled to cash payments, accelerated vesting of stock options or restricted stock grants, or any other benefits from Company or Employer following the termination of such Eligible Executive’s employment during the Coverage Period with respect to a Change of Control or Spin-Off under any other agreement, plan, policy or law, then the benefits received by that Eligible Executive under this Plan shall be reduced by the benefits received by Eligible Executive from Company or Employer under such other plans, programs, arrangements, agreements or requirements. If an Eligible Executive is indebted to Company or Employer at the time of a termination that would give rise to severance benefits under Section 3(a), the Company or Employer reserves the right to offset such severance payment under the Plan by the amount of such indebtedness.

4. At-Will Employment. Subject only to any individual written agreement between Employer and an Eligible Executive to the contrary, each Eligible Executive’s employment is and shall continue to be at-will, as defined under applicable law. If an Eligible Executive’s employment terminates for any reason other than as specified in Section 3, such Eligible Executive shall not be entitled to any benefits, damages, awards or compensation under this Plan.

5. Tax Matters. Employer may withhold from any amounts payable under the Plan such federal, state and local taxes as may be required to be withheld. In the event that any payment or other benefits provided for in this Plan or otherwise payable to an Eligible Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then, notwithstanding the other provisions of this Plan, such Eligible Executive’s benefits under Section 3 will not exceed the amount which produces the greatest after-tax benefit to the Eligible Executive. For purposes of the foregoing, the greatest after-tax benefit will be determined within thirty (30) days after the Termination Date, by the Eligible Executive in his/her sole discretion. If no such determination is made by the Eligible Executive within thirty (30) days of the Termination Date, then Company or Employer will pay the benefits as provided in Section 3.

6. Company’s Successors. The Company shall require that any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets and any other Employer resulting from a Spin-Off shall agree to perform in accordance with this Plan in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.

7. Exclusive Benefits. Eligible Executives shall not be entitled to any payments, compensation, benefits or other consideration from Company or Employer, apart from those identified in Section 3, on account of a termination during the Coverage Period with respect to a Change of Control or Spin-Off.

8. Severability, Enforcement. If any provision of this Plan, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

9. General.

(a) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of an Eligible Executive, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Employer in writing. In the case of Employer, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(b) Amendment. Prior to a Change of Control or Spin-Off, the Company reserves the right to amend or terminate this Plan upon written notice to Eligible Executives. Upon a Change of Control or Spin-Off, this Plan will become non-modifiable without the consent of the affected Eligible Executive(s).

(c) Plan Termination. The Plan shall terminate on December 31, 20164 (the “Plan Termination Date”), provided that the Plan shall not terminate, and shall continue in full force and effect and not shall not be terminable by any action of the Company or a successor in interest to the Company, in the event of the occurrence of a Change of Control or Spin-Off on or before the Plan Termination Date.

10. Execution. To record the adoption of the Plan as set forth herein, effective as of September 1, 2008, JDS Uniphase Corporation has caused its duly authorized officer to execute the same.

JDS Uniphase Corporation

By:

Name:

Title: